Exhibit 99.1

WAUSAU PAPER ANNOUNCES $27 MILLION MACHINE REBUILD

INVESTMENT TO EXTEND LEADERSHIP POSITION

IN GLOBAL TAPE MARKET

MOSINEE, WI – February 16, 2010 – Wausau Paper (NYSE:WPP) today announced that its Board of Directors approved a $27 million capital investment to provide tape-backing paper production capabilities at its mill in Brainerd, Minnesota.  Scheduled for completion in the first quarter of 2011, the rebuilt machine will utilize state-of-the-art technology to produce a wide range of unsaturated tape-backing paper – the base stock used to produce masking tape – while retaining the flexibility to produce premium printing and writing products.

Thomas J. Howatt, president and chief executive officer, commented, “This investment solidifies our leadership position in the global tape market and reaffirms our commitment to support growth of domestic and international customers.  Once complete, the rebuild will equip us with one of the most advanced and cost-effective unsaturated tape-backing machines in the world, enabling us to further penetrate this highly specialized market.”  Mr. Howatt continued, “While extending its production capabilities, the Brainerd mill will continue to have the capability to produce premium printing and writing products including our flagship Astrobrights® line of brightly colored paper. We remain committed to the success of both our printing & writing and tape customers and this investment ensures the flexibility to effectively serve both market categories.”

The Paper segment was formed by the January 1, 2010 combination of Wausau Paper’s Specialty Products and Printing & Writing businesses into a single operating unit focused on profitable growth in five strategic markets - food, tape, print & color, liner, and industrial.

About Wausau Paper:

Wausau Paper produces and markets fine printing and writing papers, technical specialty papers, and “away-from-home” towel and tissue products. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2008.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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